Exhibit 10.11.1

PERFORMANCE STOCK UNIT

AWARD AGREEMENT

2008 – 2010

[Name]

Congratulations! On __________, 2008, Leggett & Platt, Incorporated (the “Company”) granted you a Performance Stock Unit Award (the “Award”) under the Company’s Flexible Stock Plan (the “Stock Plan”). The Award is granted subject to the enclosed Terms and Conditions – Performance Stock Unit Award (2008 – 2010) (the “Terms and Conditions”).

You have been granted a base award of [_____] Performance Stock Units. A percentage of your base award will vest on December 31, 2010 and will be paid out in shares of the Company’s common stock by March 15, 2011.

As described in the enclosed Terms and Conditions, the number of shares you ultimately receive from this Award depends on how the Company’s Total Shareholder Return ranks within our Peer Group during the 2008 – 2010 Performance Period. A percentage of your base award will vest (ranging from 0% to 175%), according to the schedule below.

Percentile Rank of L&P TSR	Payout % of Your Base Award
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	95%
60%	115%
65%	135%
70%	155%
75%	175%

By signing below, you confirm that you understand and agree that this Award of Performance Stock Units is granted subject to the Terms and Conditions and the Stock Plan, and that the Terms and Conditions are included in this Agreement by reference.

A Summary of the Flexible Stock Plan and the Company’s most recent Annual Report to Shareholders are available upon request to the Corporate Human Resources Department.

Accepted and Agreed:

Social Security No.

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

PERFORMANCE STOCK UNIT

TERMS AND CONDITIONS

2008 – 2010

1. Performance Period and Payout Percentage. The number of shares that will be issued to you pursuant to this Performance Stock Unit Award (the “Award”) depends on (i) the base award shown on your Award Agreement and (ii) the Company’s performance during the three-year period beginning January 1, 2008 and ending December 31, 2010 (the “Performance Period”). The Company’s Total Shareholder Return (“TSR”) during the Performance Period will be compared to the TSR of similar companies (the “Peer Group”). The Peer Group includes all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and the S&P 400. TSR is calculated as follows and assumes dividends are reinvested on the payment date:

Stock Price at End of Period – Stock Price at Beginning of Period + Reinvested Dividends

Stock Price at Beginning of Period

Depending on how the Company’s TSR ranks within the Peer Group at the end of the Performance Period, you will earn from 0% to 175% of your base award (the “Payout Percentage”).

If the Company’s TSR during the Performance Period is equal to or greater than that of 75% of the Peer Group, you will be issued shares of the Company’s common stock equal to 175% of the base award. If the Company’s TSR falls at the 50th percentile of the Peer Group, you will receive 75% of the base award. For performance at the 25th percentile, you will receive 25% of your base award. No shares will be issued under your Award if the Company does not meet the 25th percentile threshold. Additional payouts are shown in the chart below. Payouts will be interpolated for TSR falling between the levels shown.

Percentile Rank of L&P TSR	Payout % of Your Base Award
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	95%
60%	115%
65%	135%
70%	155%
75%	175%

2. Vesting of Award and Issuance of Shares. With the exception of early vesting for circumstances described in Sections 3 and 4, this Award will vest on December 31, 2010 (the “Vesting Date”). You will be issued one share of the Company’s common stock for each vested Performance Stock Unit, calculated as described in Section 1, as soon as reasonably practicable following the end of the Performance Period but in no event later than March 15, 2011 (the “Payout Date”).

3. Termination of Employment.

a.	Except as provided in Section 3(b), if your employment is terminated for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of employment.

b.	If your termination of employment during the Performance Period is due to Retirement (as defined below), death, or Disability (as defined below), you will receive a pro-rata number of shares following the end of the Performance Period for each full calendar year prior to your termination.

“Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year; provided, however, the Award shall continue to vest for 18 months after Disability begins.

c.	The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

4. Change in Control. If, during the Performance Period, a Change in Control of the Company (as defined in the Flexible Stock Plan) occurs and your employment is terminated either (i) by the Company (for reasons other than Disability or Cause, as defined below) or (ii) by you for Good Reason, then the Company (or its successor) will promptly issue to you 175% of your Base Award.

a.	Termination by Company for “Cause”. Termination for “Cause” under this Agreement shall be limited to the following:

i.	Your conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

ii.	Your willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes material injury to the Company or (ii) results in a material personal enrichment to you at the expense of the Company; or

iii.	Your continued, repeated, willful failure to substantially perform your duties; provided, however, that no discharge shall be deemed for Cause under this subsection (a) unless you first receive written notice from the Company advising you of specific acts or omissions alleged to constitute a failure to perform your duties, and such failure continues after you have had a reasonable opportunity to correct the acts or omissions so complained of.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory.

b.	Termination by Executive for Good Reason. You may terminate your employment for “Good Reason” by giving notice of termination to the Company during the Performance Period following (i) any action or omission by the Company described in this Section or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission.

The actions or omissions which may lead to a termination of employment for Good Reason are as follows:

i.	A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

ii.	A change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, status, authority or responsibility; or

iii.	A failure by the Company, without providing substantially similar economic benefits, to (i) continue any cash bonus or other incentive plans substantially in the forms in effect immediately prior to the Change in Control, or (ii) continue your participation in such plans on at least the same basis as you participated in accordance with the plans immediately prior to the Change in Control; or

iv.	A requirement by the Company that you be based or perform your duties anywhere other than at the location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

v.	A failure by the Company to continue in effect any benefit or other compensation plan (e.g., stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan or disability plan) in which you are participating at the time of a Change in Control (or plans providing you with substantially similar economic benefits), or the taking of any action which would adversely affect your participation in or materially reduce your benefits under any such plans; or

vi.	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 11 of this Agreement; or

vii.	Any purported termination of your employment for Disability or for Cause that is not carried out pursuant to a notice of termination which satisfies the requirements of Section 4(c); and for purposes of this Agreement, no such purported termination shall be effective.

c.	Notice of Termination. Any purported termination by the Company of your employment shall be communicated by notice of termination to the other party. A notice of termination shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

d.	Date of Termination. The date your employment is terminated under Section 4 of this Agreement is called the “Date of Termination”. In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period). If your employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If your employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

5. Transferability. The Performance Stock Units may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

6. No Rights as Shareholder. You will not have the rights of a shareholder with respect to the Performance Stock Units until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

7. Withholding. You will recognize taxable income equal to the fair market value of the shares on the Payout Date. This amount is subject to ordinary income tax and payroll tax. The Company may withhold from the shares issued any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). The Company, at its discretion, may allow you to pay the taxes in cash if you make suitable arrangements with the Company prior to the Payout Date.

The income and tax withholding generated by the issuance of shares to you will be reported on your W-2. If your personal income tax rate is higher than the Company’s minimum required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of L&P stock on the Payout Date.

8. Noncompetition. For two years after the Payout Date of this Award, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” is equal to (i) the number of shares distributed to you on the Payout Date of this Award times the fair market value of L&P stock on the date the Payout Date, minus (ii) any non-refundable taxes paid by you as a result of the distribution.

If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

9. Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

10. Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

11. Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award Agreement. As used in the Award Agreement, “Company” means (i) Leggett & Platt, Incorporated, its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award Agreement by operation of law.

12. Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation.

This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.